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                                                                    EXHIBIT 99.1


                                                                 (WILLIAMS LOGO)

NEWS RELEASE

NYSE: WMB
================================================================================
DATE:             Sept. 10, 2003


                  WILLIAMS CONTINUES TO EXIT NON-CORE HOLDINGS

     Company Selling Canadian Redwater System and Colorado Mining Investment

         TULSA, Okla. - Williams (NYSE:WMB) announced today that it has entered into two transactions for the sale of assets the company has previously identified for divestiture.

         In Canada, Williams is selling the natural gas liquids fractionation, storage and distribution business at its Redwater, Alberta, plant to Provident Energy Trust for approximately $218 million in U.S. funds.

         Under the terms of the agreement, Provident will pay $196 million cash for assets, along with an additional amount for natural gas liquids inventories estimated at $22 million as of Aug. 1.

         The assets include a 62,000-barrel-per-day fractionation plant at Redwater, 350 miles of gathering systems, related storage facilities and a 43.3 percent interest in a 38,500-barrel-per-day natural gas liquids extraction plant at Taylor, British Columbia. Williams is retaining the olefins fractionator and a portion of the storage and distribution assets at the Redwater complex, which is located roughly 64 kilometers northeast of Edmonton.

         "We've made a lot of progress this year stabilizing our finances and transforming our company," said Steve Malcolm, chairman, president and chief executive officer. "We have stated a clear intent to concentrate our commercial strategy on natural gas production, processing and pipeline transportation, primarily in the United States. Cleaning up our asset slate creates a healthier, more focused Williams."

         The Redwater sale is scheduled to close on or before Sept. 30, subject to standard closing conditions. Williams expects to record a pre-tax gain of approximately $87 million related to the Redwater sale.

         In Colorado, Williams has sold its investment in American Soda, LLP to a wholly-owned affiliate of Solvay America, Inc. The operation near Parachute, Colo., is designed to produce approximately 1 million tons of soda ash per year. Williams does not expect to recognize a significant gain or loss related to the soda ash transaction.

         Including today's announcement, Williams this year has sold or agreed to sell assets and certain contracts for in excess of $3.1 billion in aggregate cash.

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ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

CONTACT:     Kelly Swan
             Williams (media relations)
             (918) 573-6932

             Travis Campbell
             Williams (investor relations)
             (918) 573-2944

             Richard George
             Williams (investor relations)
             (918) 573-3679

                                      # # #

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.